================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MICROSEMI CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             MICROSEMI CORPORATION


                          ___________________________



                 NOTICE OF ANNUAL MEETING ON FEBRUARY 24, 1998
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

PROXY STATEMENT..............................................................  1
GENERAL INFORMATION..........................................................  1
ANNUAL REPORT................................................................  2
OUTSTANDING VOTING SECURITIES................................................  2
VOTING PROCEDURES............................................................  2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............  3
ELECTION OF DIRECTORS........................................................  6
DIRECTORS....................................................................  6
EXECUTIVE OFFICERS...........................................................  7
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES..............  8
EXECUTIVE COMPENSATION.......................................................  9
SUMMARY COMPENSATION TABLE...................................................  9
OPTION GRANTS IN LAST FISCAL YEAR............................................ 10
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
 VALUES...................................................................... 10
EXECUTIVE COMPENSATION AGREEMENTS............................................ 11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................... 13
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.................. 14
COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1997 OF MICROSEMI CORPORATION.. 14
THE COMPENSATION COMMITTEE................................................... 16
PERFORMANCE GRAPH............................................................ 17
STOCKHOLDER PROPOSALS........................................................ 18
INDEPENDENT ACCOUNTANTS...................................................... 18
OTHER MATTERS................................................................ 18

                             MICROSEMI CORPORATION
                                P.O. Box 26890
                       Santa Ana, California  92799-6890


                            _______________________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on February 24, 1998


                            _______________________



TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROSEMI CORPORATION (the "Company") will be held at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, on Tuesday, February 24, 1998 at 10:00 a.m., Pacific Standard Time, for the following purposes:

     1. To elect five (5) directors, each for the term of one (1) year or until his successor shall have been duly elected and qualified (Proposal 1); and

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on January 12, 1998 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.



                                    By Order of the Board of Directors,



Santa Ana, California               /s/ DAVID R. SONKSEN
January 24, 1998                    --------------------
                                    David R. Sonksen
                                    Secretary

IT IS IMPORTANT THAT ALL STOCKHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. STOCKHOLDERS, WHETHER THEY EXPECT TO ATTEND THE MEETING IN PERSON OR NOT, ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO BEING VOTED AT THE ANNUAL MEETING, AND STOCKHOLDERS OF RECORD WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.


Additional copies of proxy materials should be requested in writing, addressed to:


Microsemi Corporation, P.O. Box 26890, Santa Ana, California  92799-6890,
Attention:  David R. Sonksen, Secretary.

                             MICROSEMI CORPORATION
                                P. O. Box 26890
                       Santa Ana, California  92799-6890

                            _______________________


                                PROXY STATEMENT


                              GENERAL INFORMATION


     The accompanying Proxy is solicited by the Board of Directors and Management of Microsemi Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held on Tuesday, February 24, 1998, at 10:00 a.m., Pacific Standard Time, at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, and at any adjournments or postponements thereof (the "Meeting"). Shares represented by a valid Proxy in the enclosed form ("Proxy") will be voted as specified if executed and received in time for the Meeting. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of all of the director nominees listed.

     A stockholder who executes and returns the accompanying Proxy may revoke it at any time prior to its being voted by signing another Proxy bearing a later date, or by signing a written notice of revocation and, in either case, delivering the proxy or notice to the Secretary of the Company by mail prior to the Meeting or in person at the Meeting. Execution of the Proxy will not in any way affect a stockholder's privilege to attend the Meeting and to vote in person, provided that the stock is held of record in the stockholder's name.

     The costs of Proxy solicitation will be paid by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails. The Company will reimburse banks, brokerage houses, and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of the shares held by them. Proxies may be solicited by directors, officers or other regular employees of the Company in person or by telephone or facsimile as part of their regular duties and without special payment therefor, except reimbursement of incidental costs.

     This Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to stockholders on or about January 24, 1998.

                                 ANNUAL REPORT
                                 -------------

     The Annual Report to Stockholders for the fiscal year ended September 28, 1997, including the audited financial statements, accompanies this Proxy Statement. Such report is not to be regarded as proxy soliciting material and is not incorporated into this Proxy Statement. THE ANNUAL REPORT TO STOCKHOLDERS AND THE FORM 10-K, INCLUDING ANNUAL FINANCIAL STATEMENTS, CAN BE OBTAINED BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING UPON WRITTEN REQUEST. SEND REQUESTS TO MICROSEMI CORPORATION, P.O. BOX 26890, SANTA ANA, CALIFORNIA 92799-6890, ATTENTION: DAVID R. SONKSEN, SECRETARY.

                         OUTSTANDING VOTING SECURITIES
                         -----------------------------

     The Company's Common Stock, $.20 par value per share ("Common Stock"), constitutes the only class of outstanding securities of the Company entitled to notice of and to vote at the Meeting, including any adjournments or postponements thereof. On January 12, 1998 ("Record Date") the Company had issued and outstanding 9,214,676 shares of Common Stock (exclusive of shares held in the treasury). Only holders of record of the Common Stock at the close of business on the Record Date will be entitled to vote at the Meeting, including any adjournments or postponements thereof. Each such holder of record is entitled, for all purposes, to one vote for each share so held on each matter submitted to a vote of stockholders.

                               VOTING PROCEDURES
                               -----------------

     A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of Common Stock at the close of business on the Record Date.

     Proxies marked as abstentions and proxies for shares held in street name designated by brokers as not voted will be treated as shares present for purposes of determining the presence of a quorum at the Meeting.

     Proposal 1, the election of directors, will be determined by a plurality vote, i.e., the stockholders elect those individuals up to the number of individuals to be elected receiving a number of votes greater than the number of votes for any other nominees who are not elected and receive votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     The following table sets forth as of December 1, 1997, information concerning ownership of the Company's Common Stock by each director or executive officer, all officers and directors as a group, and each person known by the Company to own beneficially more than 5% of its outstanding Common Stock.

Name of Beneficial Owner
(and Address of Each 5%
Beneficial Owner)or               Amount and Nature of      Percentage
Number of Persons in Group        Beneficial Ownership       of Class
--------------------------        --------------------      ----------
Norman J. Wechsler
105 South Bedford Road, Suite 310
Mount Kisco, NY 10549                        1,827,700(2)          18.0%


Philip Frey, Jr.
P. O. Box 26890
Santa Ana, CA 92799-6890                       945,538(3)          10.1%


FMR Corp.
82 Devonshire Street
Boston, MA  02109                              915,800(1)(4)       10.0%


Rockefeller & Co., Inc.
30 Rockefeller Plaza
New York, NY  10112                            607,850(1)           5.5%


Froley Revy Investment Company, Inc.
10900 Wilshire Blvd., Suite 1050
Los Angeles, CA 90024                          686,724(5)           7.0%


Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401                         467,134(1)(15)       5.1%


Joseph M. Scheer                                14,000(6)              *


Martin H. Jurick                                10,000(7)              *


Brad Davidson                                   21,000(8)              *


Robert B. Phinizy                               11,000(9)              *


David R. Sonksen                                48,289(10)             *


Harold R. McKeighan                             41,750(11)             *


Andy T. S. Yuen                                 46,100(12)             *


James M. Thomas                                 31,340(16)             *


Name of Beneficial Owner
(and Address of Each 5%
Beneficial Owner) or           Amount and Nature of     Percentage
Number of Persons in Group     Beneficial Ownership     of Class
--------------------------     --------------------     ----------

Eduardo R. Fernandez                              -             *


Lane Jorgensen                               29,913(13)         *


All executive officers and
directors as a group (11)                 1,198,930(14)       12.6%
*Indicates less than 1%

(1) Based upon information in a Schedule 13D or Schedule 13G, or amendments thereto, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

(2) Includes 980,590 shares issuable upon conversion of convertible debentures. Includes 1,610,664 shares beneficially owned by Wechsler & Co., Inc. and 13,070 shares owned by others and over which there is shared voting and dispositive power.

(3) Includes 70,775 shares under an option exercisable as of the date of this information or within 60 days, 104,133 shares issuable upon conversion of convertible debentures.

(4) Beneficial ownership of these shares consists of sole power to dispose or direct the disposition of the shares. Includes 870,800 shares owned by Fidelity Low-Priced Stock Fund.

(5)  Includes 686,724 issuable upon conversion of convertible debentures.

(6) Includes 10,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(7) Includes 10,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(8) Includes 11,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(9) Includes 11,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(10) Includes 13,850 shares under options exercisable as of the date of this information or within 60 days thereafter.

(11) Includes 18,350 shares under options exercisable as of the date of this information or within 60 days thereafter and 100 shares held in an IRA account.

(12) Includes 38,350 shares under options exercisable as of the date of this information or within 60 days thereafter.

(13) Includes 29,913 shares under options exercisable as of the date of this information or within 60 days thereafter.

(14) Includes 217,101 shares under options exercisable as of the date of this information or within 60 days thereafter.

(15) Includes 135,875 shares owned by DFA Investment Dimensions Group Inc. And 3,000 shares owned by DFA Investment Trust Company.

(16) Includes 27,477 shares owned by others and over which there is share voting and dispositive power and 3,863 shares under option exercisable as of the date of this information or within 60 days thereafter.

                             ELECTION OF DIRECTORS
                             ---------------------
                                 (Proposal 1)


     The Bylaws of the Company allow for a Board of Directors consisting of not less than three (3) and up to thirteen (13) members as fixed by the Board from time to time, and the Board has fixed the number of directors at five (5). Accordingly, five (5) directors shall be elected at the Meeting, and the five
(5) nominees named below, are proposed by Management. The nominees proposed for election as directors will serve for a term of one year or until their successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. While Management has no reason to believe that any nominee will be unable to or will not serve as a director, should any nominee become unable to serve or will not, for good cause, so serve, the persons named in the enclosed Proxy will have authority to vote for any substitute nominee designated by the Board of Directors.

     The five (5) candidates in the election of directors receiving the highest number of affirmative votes will be elected. Votes against a candidate or votes withheld, including abstentions and broker non-votes, have no legal effect on the election; however all such votes count as a part of the quorum. The names and certain information concerning the persons to be nominated as Directors by the Board of Directors at the Meeting are set forth below. Your Board of Directors recommends that you vote for the election of each of the nominees
                                   ---
named below.


                                 DIRECTORS
                                 ---------




         Name              Position With Company (in Addition to Director)      Age       Director
                           and Principal Occupation during Last Five Years                 Since
----------------------------------------------------------------------------------------------------

    Philip Frey, Jr.       Chairman of the Board since February 26, 1987;        70         1972
                           President and Chief Executive Officer since 1971

    Brad Davidson          President of Securities Pricing and Research, Inc.    42         1984
                           since 1986.

    Robert B. Phinizy      Private investor and consultant; Chairman, Chief      71         1992
                           Executive Officer and President of Genisco
                           Technology Corp., from 1972 to 1986; Captain,
                           United States Navy  Retired; and currently Director
                           of Biosonics Corp.

    Joseph M. Scheer       Private investor and consultant; Director of          71         1994
                           Rawson-Koenig Inc., Houston, Texas since 1991;
                           Member Advisory Board Soligen Inc., Northridge,
                           California since 1994; Director of Laserform,
                           Inc., Auburn Hills, Michigan from 1989-1994.

   Martin H. Jurick        Senior Vice President of Corporate Planning and       60         1995
                           Director of Silicon Systems, Inc. since 1978;
                           Director of Level One Communications since 1991

                              EXECUTIVE OFFICERS
                              ------------------

     Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading "Directors" for Mr. Philip Frey, Jr.


         Name             Position with Company and Principal Occupation        Age        Officer
                          during Last Five Years                                            Since
-----------------------------------------------------------------------------------------------------
David R. Sonksen          Vice President-Finance, Chief Financial Officer,        52         1986
                          Treasurer and Secretary since 1986

Harold R. McKeighan       Vice President and General Manager of Microsemi         55         1985
                          Corporation-Scottsdale since 1985

Andy T.S. Yuen            Vice President International Operations since           45         1989
                          1989

James M. Thomas           Vice President Human Resources since 1989               60         1989

Eduardo R. Fernandez      Vice President Marketing and Sales since 1997;          53         1997
                          formerly President Signal Processing
                          Technologies Inc. 1992 to 1995.

Lane Jorgensen            Vice President and General Manager of Microsemi         56         1992
                          Corporation-Santa Ana since 1992


                      INFORMATION REGARDING THE BOARD OF
                      ----------------------------------
                         DIRECTORS AND ITS COMMITTEES
                         ----------------------------




     During the 1997 fiscal year, the Board of Directors held a total of four
(4) regularly scheduled or special meetings.

     The Audit Committee, consisting of directors Brad Davidson, Robert B. Phinizy and Joseph M. Scheer, reviews matters relating to the Company's internal and external audits. The Audit Committee held a total of two (2) meetings in fiscal year 1997 to review the fiscal year 1996 financial statements and audit and to review the plans for the fiscal year 1997 audit.

     The Compensation Committee, consisting of directors Brad Davidson, Martin
H. Jurick and Robert B. Phinizy, considers and approves the grant of stock options to and compensation for the Company's key employees. The Compensation Committee held three (3) meetings in fiscal year 1997.

     No standing committee of the Company has a function similar to the function of a "Nominating Committee."

     No director, during the period while serving as a Director or on any committees, attended fewer than 75% of the aggregated number of meetings held in fiscal year 1997 of the Board of Directors and of all relevant committees.

     During fiscal year 1997, directors who were not also officers of the Company each were paid a quarterly retainer fee of $2,650, plus fees of $1,060 for each Board of Directors meeting attended and for each committee meeting attended committee members were paid the following:

     Compensation Committee      Chairman   $2,400
                                 Member     $1,200

     Audit Committee             Chairman   $1,400
                                 Member     $  700


                            EXECUTIVE COMPENSATION
                            ----------------------


     The following table sets forth, for the fiscal year ended September 28, 1997, compensation received by Messrs. Frey, Sonksen, McKeighan, Yuen and Jorgensen. The notes to these tables provide additional specific information regarding compensation.


                          SUMMARY COMPENSATION TABLE


                                              Annual Compensation                     Long Term Compensation
                                   ----------------------------------------     ---------------------------------
                                                                                                      Long-Term
                                                                                Restricted            Incentive
                                                                                  Stock                 Plan       All Other
Name and                            Fiscal       Salary      Bonus     Other     Award(s)    Options   Payouts   Compensation
Principal Position                   Year         ($)         ($)       ($)        ($)         (#)       ($)       ($)401(k)
----------------------------        -------    ---------    -------    -----    ---------    -------  ---------  ------------
                                                                                                                      (2)
Philip Frey, Jr.
 President, Chairman of                1997      323,841    264,000       (1)           -      9,800          -         3,274
 the Board, Director and               1996      310,000    194,434       (1)           -      9,800          -         3,781
 Chief Executive Officer               1995      285,969    206,864       (1)           -     11,600          -         2,429

David R. Sonksen
 Vice President-Finance,               1997      176,869    107,474       (1)           -      6,100          -         5,084
 Treasurer, Secretary                  1996      169,770     79,860       (1)           -      6,100          -         5,041
 and Chief Financial                   1995      158,000     83,426       (1)           -      6,300          -         4,149
 Officer

Harold R. McKeighan
 Vice President, General               1997      160,424     96,169       (1)           -      6,100          -         3,169
 Manager-Microsemi                     1996      156,415     62,748       (1)           -      6,100          -         2,823
 Scottsdale                            1995      143,834     84,335       (1)           -      6,300          -         2,854

Andy T.S. Yuen
 Vice President                        1997      134,430     81,795       (1)           -      6,100          -         3,861
 International Operations              1996      128,627     60,506       (1)           -      6,100          -         3,499
                                       1995      116,938     61,743       (1)           -      6,300          -         2,771
Lane Jorgensen
 Vice President, General               1997      128,574     80,034       (1)           -      6,100          -         5,600
 Manager-Microsemi                     1996      114,130     68,352       (1)           -      6,100          -         4,843
 Santa Ana                             1995      103,016     47,291       (1)           -      6,300          -         3,172

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 1997, 1996 and 1995, respectively, or $50,000. Such perquisites have not been included in the table.

(2) Represents amounts contributed in 1997, 1996 and 1995 under the Company's 401(k) plan under which the Company matches, up to the annual federally mandated maximum amounts, an employee's contributions of up to 3% of such employee's annual salary.

                       OPTION GRANTS IN LAST FISCAL YEAR


                               Individual Grants



                                                                                       Potential Realizable
                                    % of Total                                           Value at Assumed
                                     Options                                           Annual Rates of Stock
                                   Granted to                                           Price Appreciation
                         Options    Employees                 Exercise    Grant Date     For Option Term(1)
                         Granted    in Fiscal      Price     Expiration    Present     -----------------------
Name                         (#)      Year       ($/Share)      Date      Value ($)        5%($)     10%($)
----------------------   -------   ----------    --------    ----------   ---------    -----------  ----------
Philip Frey, Jr.           9,800          7.0%     $11.25    11/21/2006    $110,250        $69,336    $175,710
David R. Sonksen           6,100          4.4%     $11.25    11/21/2006    $ 68,625        $43,158    $109,391
Harold R. McKeighan        6,100          4.4%     $11.25    11/21/2006    $ 68,625        $43,158    $109,391
Andy T.S. Yuen             6,100          4.4%     $11.25    11/21/2006    $ 68,625        $43,158    $109,391
Lane Jorgensen             6,100          4.4%     $11.25    11/21/2006    $ 68,625        $43,158    $109,391

(1) The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal 1997, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES
              ---------------------------------------------------



                           Shares                       Number of Unexercised          Value of Unexercised
                          Acquired       Value             Options at Fiscal           In-the-Money Options
                         on Exercise    Realized             Year End (#)             at Fiscal Year End ($)
Name                         (#)          ($)         Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------      -----------   ----------     -----------   -------------   -----------   -------------
Philip Frey, Jr.             150,000    1,856,250          77,750          21,425     1,220,869         369,581

David R. Sonksen                   -            -          13,850          12,650       238,913         218,213

Harold R. McKeighan                -            -          18,350          12,650       316,538         218,213

Andy T. S. Yuen                    -            -          38,350          12,650       661,538         218,213

Lane Jorgensen                     -            -          29,913          10,637       515,999         183,488

                       EXECUTIVE COMPENSATION AGREEMENTS
                       ---------------------------------

     In fiscal year 1993, the Company adopted a Supplemental Employee Retirement Plan ("SERP"), in which the only participants are eight (8) then long-standing employees, including Mr. Frey. The SERP agreements provide annual payments for 10 years following the participant's retirement (age 66 or later). The annual payments range from 20% to 30% (30% for Mr. Frey) of the participant's final or designated year's salary. It is not possible to state in advance the exact amount of future commitments under the SERP. The amounts that would be due annually, after retirement , to Mr. Frey would be estimated at $93,000.

     The Company has entered into agreements with Messrs. Frey and Sonksen to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after either part notifies the other of an intention to terminate the agreement. The terms of the agreements provide that, in the event of a change of control, as defined therein, and the termination of the executive's employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the "Multiplier") times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period. The Multiplier is equal to the sum of three plus the number of years of service of the executive, all divided by twelve; provided, however, in the event of involuntary termination by the Company or termination by the executive for "Good Reason", the Multiplier will in no event be less than two (2). Presently Mr. Frey has 25 years of service and Mr. Sonksen has 11 years of service. Additionally: (i) all options that the executive has received under any option plans will remain exercisable for one year; (ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued under the Company's compensation plans. Upon an involuntary termination or a termination for "Good Reason" following a change of control, all of the executive's unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code ("Code"), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

     On August 26, 1997, Dr. George ("Jiri") Sandera entered into an agreement with Microsemi that provides for Dr. Sandera to commence "retired employee" status as of the close of business on September 30, 1997, making him eligible for benefits under the SERP, under which he will receive an annual benefit of $44,100 for ten years. On September 30, 1997, Dr. Sandera received all pay and allowances due, a lump sum payment of $44,100, and his fiscal year 1997 bonus will be pro-rated and paid according to the normal schedule in January and July 1998. Dr. Sandera also agreed to serve in the consulting capacity as "Special Engineering and Research Advisor to the Chairman" for a period of two years. The retainer for the first year will be $73,500, paid on a monthly basis, based upon half normal time worked. The second year retainer and hours will be negotiated subject to available work. Microsemi will also provide Dr. Sandera supplemental Medical Insurance, secondary to Medicare payments, and coverage for his daughter until she is eighteen. Microsemi also will continue to pay the premiums for a $50,000 life insurance policy. In addition, the Board accelerated the vesting of all unexercisable options held by Dr. Sandera and permitted all of his options to be exercisable within one (1) year of September 30, 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                ----------------------------------------------

     No person who acted as a director or an executive officer of the Company and no security holder known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, or any members of their respective immediate families, is known to have any material interest, direct or indirect, in any transaction or proposed transaction during the fiscal year ended September 28, 1997 in which the amount involved exceeds $60,000 and to which the Company or any subsidiary was or during the next fiscal year is to be a party.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
            -------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market ("NASDAQ"). Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms concurrently when they file them with the SEC and NASDAQ.

     To the Company's knowledge based solely on its review of the copies of
Section 16(a) forms furnished to the Company and any written representations that no Form 5 reports were required, none of the Company's officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal 1997, except as follows:

                                 Number of Reports
                            -----------------------------
     Name                   Not Timely Filed    Not Filed
     ------------------     ----------------    ---------
     Philip Frey, Jr.              1                0
     David R. Sonksen              1                0
     Martin H. Jurick              1                0
     Robert B. Phinizy             1                0
     Joseph M. Scheer              1                0


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

     No member of the Compensation Committee during the 1997 fiscal year was an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries.

             COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1997 OF
                             MICROSEMI CORPORATION

The compensation programs for executive management and certain other key employees are reviewed each year by the Compensation Committee. The committee considers the program's impact on each operating unit as well as the effect on corporate growth, profit, market position and goals set for that year, as well as for changes in corporate market focus and strategic goals for the next fiscal year. The committee reviews with the management of the company the business plans for the new fiscal year and compares them to the prior year. This review defines the relative potential contribution for each operating unit and together with discussions between corporate management and the managers of each unit, establishes goals for revenue and profits for participating profit center managers. The Compensation Committee then establishes the rewards to be received by each key executive relative to their contributions to net earnings from both their direct operating responsibility and the overall profits of the corporation. The committee also decides which operating units will be included in this measured program. Certain special profit centers are removed from the measured plan where the strategic goal assignments are not properly measured quantitatively. These smaller or special profit centers are placed into a second award pool from which bonus payments are allocated based on the achievement of the more subjective goals set by the corporate management. The Compensation Committee reviews these yearly with the corporate management and monitors the allocation process.

In addition, the operating unit key executives are responsible for meeting other strategic goals mutually agreed to between that key executive and the CEO. The goals typically are strategic opportunities and challenges available to the company in a changing market with competitive environments. In every reward review, the key executive is evaluated on: corporate earnings, divisional earnings, and subjective analysis on the goals achieved or progress achieved.

Executive Compensation Philosophy

The primary thrust of the compensation programs in the company continue to follow the belief that compensation must reflect the value created for the stockholders - both immediate and long term and consequently, the compensation programs reflect the following specific thesis:

 .    Rewards are tailored to fit the unique opportunities available to each business unit as well as the contributions each business unit makes to the corporate earnings and growth.

 .    The program utilizes short term achievement awards & long term incentives, normally stock options granted each year. The stock option grants are reviewed by the Compensation Committee, which manages the program. Grants can be in either or both qualified and non-qualified stock options. The executives with the potential to impact the future growth and profitability of the company are granted new options each year. Options typically have a 5 year vesting schedule and provide for executives' incentives to increase the value of the company over the long term.

 .    Salary reviews for the top executives are conducted each year. The committee conducted a formal study with an outside consultant to guide the company in setting salary levels. The Company has followed the consultant's study results which yielded industry comparatives, for overall increase in pay and benefits. Only minor adjustments were required.

The Executive Compensation components are:

 .    Base Salary:  Salaries are set at levels approximating the fiftieth
     -----------
     percentile for similar marketplace orientations. This year the CEO and the Compensation Committee reviewed each of the 14 highest paid executives and set the following year's pay for these executives. Factors considered, although subjectively and informally applied, are actual achievement, level of market opportunity, management skill in achieving goals and contributions to the overall corporate success. In fiscal 1997, the increases for key executives based on these factors ranged from 3% to 15% of base salary.

 .    The Cash Bonus Program:  The Plan, as in prior years, provides cash awards
     ----------------------
     to executives and has been the means of achieving superior corporate results with slightly lower over-all executive compensation as compared to similar business units. These programs are formalized and consistently administered throughout the company. The bonus award can range from 0% to 80% of executive's annual salary. The bonus award components are based on overall corporate profit performance, direct profit results controlled by the executive and on subjective goals. For fiscal 1997, the goals that were set for the company's executive officers were considered generally to have been achieved, and executive bonuses were established that ranged from 5% to 80% of base salary, with 80% of base salary being the maximum possible bonus.

 .    Stock Options:  Based on the current stock option plan as approved by the
     -------------
     stockholders, up to an additional 2% of the current outstanding shares of common stock are available annually for award to new and existing executives. Under this program key executives are allocated portions of the total annual award based upon the executive's responsibility level and other subjective measures. The company continues to believe that the stockholders' value is being significantly enhanced by this stock option program. Executives who are deemed to have the potential to impact the future growth and profitability of the company are granted new options each year, without regard to the number of options or shares that may already have been issued to such executives.

Mr. Frey's Fiscal Year 1997 Compensation:

Mr. Frey's compensation for fiscal year 1997 consisted of a base salary, bonus, stock options and amounts under certain employee benefit plans. Mr. Frey's base salary is deemed to be competitive with companies of a similar size based on the outside consultant survey. His annual bonus can range from 0% to 80% of his annual salary based upon two factors, 80% of this amount is based upon the overall financial performance of the Company and 20% upon his individual performance as an executive officer. The long-term portion of Mr. Frey's compensation is based primarily on stock options. The value of the stock option award is designed to be consistent with competitive practices of similar sized companies based on informal comparisons. In fiscal year 1997, Mr. Frey's salary increased 6.5% over fiscal year 1996 levels. The cash bonus was established at an amount that is approximately 80% of his salary compared with 63% in fiscal year 1996. The salary increase was attributable to corporate performance improvements, including earnings increases in fiscal 1997, as well as various subjective factors considered by the committee.

The compensation committee has reviewed the performance of the company and its executives for 1997 and believes that the executive and company's superior performances in fiscal 1997 speak well for the reward system administered by the committee.

                          THE COMPENSATION COMMITTEE


Brad Davidson             Marty Jurick              Robert Phinizy

                               PERFORMANCE GRAPH
                               -----------------


     The following graph compares the five-year cumulative total return on the Company's Common Stock to the total returns of 1) NASDAQ Stock Market and 2) NASDAQ Stock - Electronic & Electrical Equipment & Components, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on September 25, 1992 and all dividends were reinvested. The Company's fiscal year ends on or about September 30 each year.


           [GRAPH OF FIVE YEAR CUMULATIVE TOTAL RETURNS COMPARISON]

                                            09/25/92    10/01/93   09/30/94   09/29/95   09/27/96   09/26/97
MICROSEMI                                      100.0       250.0      180.0      470.6      392.5      690.0
NASDAQ STOCK MARKET                            100.0       132.3      133.4      184.3      219.4      299.6
NASDAQ ELECTRONIC COMPONENTS STOCKS            100.0       200.1      191.5      381.8      459.3      802.4

                             STOCKHOLDER PROPOSALS
                             ---------------------

     Stockholder proposals intended to be considered at the 1999 Annual Meeting of Stockholders must be received by the Company no later than September 25, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                            INDEPENDENT ACCOUNTANTS
                            -----------------------

     Price Waterhouse, independent accountants for the Company for the fiscal year ended September 28, 1997, has been selected by the Board of Directors to serve in the same capacity for the current fiscal year.

     A representative of Price Waterhouse is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

                                 OTHER MATTERS
                                 -------------

     The Board of Directors is not aware of any matter which will be presented for action at the Meeting other than the matters set forth herein; but should any other matter requiring a vote of the stockholders arise, it is intended that the enclosed Proxy include discretionary authority to vote on such other matters in accordance with the interests of the Company, in the best judgment of the person or persons voting the Proxies. In addition, the enclosed Proxy is intended to include discretionary authority to postpone or adjourn the meeting, to vote for any person's election to a position for which a bona fide nominee is named herein if such nominee named herein is unable to serve or for good cause will not serve, approval of minutes of the prior meeting without ratifying the actions taken at such meeting and any matters incident to the conduct of the Meeting.

     All stockholders are urged to complete, sign, date and promptly return the enclosed Proxy.



                                     By Order of the Board of Directors,


                                     /s/ DAVID R. SONKSEN
Santa Ana, California
January 24, 1997                     David R. Sonksen, Secretary

                          PROXY SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998

  The undersigned shareholder of MICROSEMI CORPORATION hereby appoints Philip Frey, Jr. and David R. Sonksen, or either of them, the attorneys and proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock, par value $0.20 per share, of MICROSEMI CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 24, 1998, at 10:00 A.M., (California time), and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt of this proxy and a copy of the Notice of Annual Meeting and Proxy Statement dated January 24, 1998. Said proxies are directed to vote or to refrain from voting pursuant to the Proxy Statement as checked on the reverse side hereon upon the following matters, and otherwise in their discretion.

Please mark, sign, date and return this proxy card promptly.

1. ELECTION OF DIRECTORS

   [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY to vote
       (except as indicated to the          for all nominees listed below
       contrary below)

  (INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

  Philip Frey, Jr.           Joseph M. Scheer            Robert B. Phinizy
  Martin H. Jurick           Brad Davidson

2. In their discretion, upon such other matters as may properly come before the meeting, this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE
PROPOSALS.
                                                         ____________________
                                                             SIGNATURE OF
                                                             STOCKHOLDER

                                                       Dated:  _______, 199__

                                                       ______________________
                                                             SIGNATURE OF
                                                             STOCKHOLDER

                                                       Dated:  _______, 199__

                                                       IMPORTANT: Please date
                                                       this proxy and sign
                                                       exactly as your name or
                                                       names appear(s) on your
                                                       stock certificate. If
                                                       stock is held jointly,
                                                       signature should
                                                       include both names.
                                                       Executors,
                                                       administrators,
                                                       trustees, guardians and
                                                       others signing in a
                                                       representative capacity
                                                       please give their
                                                       titles. If a
                                                       corporation, please
                                                       sign in full corporate
                                                       name by president or
                                                       other authorized
                                                       officer. If a
                                                       partnership, please
                                                       sign in partnership
                                                       name by authorized
                                                       person.